Exhibit 99.1

Contact: Henri Steenkamp

Saratoga Investment Corp.

212-906-7800

Lena Cati

The Equity Group Inc.

212-836-9611

Saratoga Investment Corp. Announces Fiscal Year-End and Fourth

Quarter 2024 Financial Results

NEW YORK, May 6, 2024 – Saratoga Investment Corp. (NYSE:SAR) (“Saratoga Investment” or “the Company”), a business development company (“BDC”), today announced financial results for its 2024 fiscal year and fourth quarter, with Net Investment Income (“NII”) per share up 53% from last year and up 16% over last year’s fourth quarter, and adjusted NII per share up 44% from last year and down 4% from last year’s fourth quarter. The substantial year-over-year increase in NII reflects growth in Assets under Management (“AUM”), strong overall portfolio performance and margin improvement from year-over-year increased rates and spreads on Saratoga Investment’s largely floating rate assets, with costs of financing liabilities remaining largely fixed.

Saratoga Investment’s annualized fourth quarter dividend of $0.73 per share and adjusted net investment income of $0.94 per share imply a 12.4% dividend yield and 16.0% earnings yield based on its recent stock price of $23.57 per share on May 3, 2024. This substantial overearning of the dividend by 21c this quarter, or $0.84 annualized per share, supports the increased level of dividends, increases Net Asset Value (“NAV”), supports increased portfolio growth and provides a cushion against adverse events. In addition to the $0.13 dilution from increased shares this year, this quarter’s elevated earnings power and quality versus a year ago reflects a higher mix of recurring interest income, up 29%, and lower other income revenue items, down 44%, which includes structuring, advisory, and prepayment fees from a less robust recent M&A environment. In addition, excise taxes that are incurred once a year, were up $0.04 per share, or 71% over last year’s fourth quarter.

Summary Financial Information

The Company’s summarized financial information is as follows:

	For the year ended and as of February 29, 2024	For the year ended and as of February 28, 2023	For the year ended and as of February 28, 2022
	($ thousands except per share)
AUM	1,138,794	972,590	817,567
NAV	370,224	346,958	355,781
NAV per share	27.12	29.18	29.33
Investment Income	143,720	99,104	70,741
Net Investment Income per share	4.49	2.94	1.74
Adjusted Net Investment Income per share	4.10	2.85	2.24
Earnings per share	0.71	2.06	3.99
Dividends per share (record date)	2.82	2.28	1.92
Return on Equity – last twelve months	2.5%	7.2%	13.9%
Originations	246,101	365,250	458,075
Repayments	30,271	202,390	226,931

	For the three months ended and as of February 29, 2024	For the three months ended and as of November 30, 2023	For the three months ended and as of February 28, 2023
	($ in thousands except per share)
AUM	1,138,794	1,114,039	972,590
NAV	370,224	359,559	346,958
NAV per share	27.12	27.42	29.18
Investment Income	37,233	36,340	32,315
Net Investment Income per share	0.94	1.09	0.81
Adjusted Net Investment Income per share	0.94	1.01	0.98
Earnings per share	0.39	(0.31)	1.62
Dividends per share (declared)	0.73	0.72	0.69
Return on Equity – last twelve months	2.5%	6.6%	7.2%
– annualized quarter	5.8%	(4.5)%	22.5%
Originations	43,217	35,612	40,036
Repayments	11,023	2,144	60,175

“The rise in interest rates has stabilized this year, resulting in elevated margins on our growing portfolio relative to the past year, and market expectations for interest rate cuts have diminished with an apparent current environment of near-term rate stability. In addition, our strong reputation and differentiated market positioning, combined with our ongoing development of sponsor relationships, continues to create attractive investment opportunities from high quality sponsors at attractive pricing, terms and absolute rates, despite the recent constrained general volume of M&A,” said Christian L. Oberbeck, Chairman and Chief Executive Officer of Saratoga Investment.

“Saratoga’s solid overall performance is reflected in our continued strong key performance indicators this past year, including: (i) adjusted NII per share increases of 44% over the past year ($2.85 to $4.10 per share), (ii) current assets under management growing to $1.139 billion, and (iii) dividends increasing to 73c per share, up 6% from 69c per share in Q4 last year and over-earned by 29% as compared to this quarter’s 94c per share adjusted NII. This rapid increase in our adjusted NII has resulted in substantial overearning of our dividend and a 16.0% earnings yield, building NAV and further supporting growth.”

“We have made substantial progress in building our NAV this year to further support the substantial growth of our portfolio, raising more than $48 million in new equity at or above net asset value, with $24 million raised in Q2, $10 million in Q3 and $14 million raised in Q4. This equity supports our strong originations, strengthens our capital structure and reduces our regulatory leverage.”

“Most importantly, at the foundation of our performance is the high-quality nature, resilience and balance of our $1.139 billion portfolio in the current environment, where we have encountered challenges in two of our portfolio companies, Pepper Palace and Zollege. This quarter both investments were marked down $13.8 million to a total combined fair value of $6.3 million. The remaining core non-CLO portfolio was marked-up by $4.2 million, and the CLO and JV were marked up by $2.5 million, for a net reduction in in portfolio value of $7.1 million this quarter. Our core non-CLO portfolio is now 1.7% below cost. While registering further markdowns this quarter in those two credits, we are actively implementing management changes and capital structure improvements which have the potential for future increases in recovery value. The overall financial performance and strong earnings power of our current portfolio reflects the strength of the underwriting in our solid, growing portfolio companies and sponsors in well-selected industry segments.”

“We continue to remain prudent and discerning in terms of new commitments in the current volatile environment. Originations this year demonstrate that, despite an overall robust pipeline, there are periods when investments we review do not meet our high-quality credit and pricing standards, like this quarter where we originated no new portfolio company investments while benefitting from fourteen follow-on investments in existing portfolio companies we know well with strong business models and balance sheets. Originations this year totaled $246.1 million, with $30.2 million of repayments and amortization. Our overall credit quality for this quarter remained strong at 98.1% of credits rated in our highest category, with no change from last quarter with three credits on non-accrual. With 86% of our investments at quarter-end in first lien debt and generally supported by strong enterprise values and balance sheets in industries that have historically performed well in stressed situations, we believe our portfolio and leverage is well structured for future economic conditions and uncertainty.”

“As we navigate through the uncertainties in our current environment, we remain confident in our experienced management team, high underwriting standards and ability to steadily grow portfolio size and maintain quality and investment performance over the long-term.”

Discussion of Financial Results for the Year and Quarter ended February 29, 2024:

As of February 29, 2024, Saratoga Investment’s AUM was $1.139 billion, an increase of 17.1% from $972.6 million as of February 28, 2023, and an increase of 2.2% from $1.114 billion as of last quarter. The annual increase consists of $246.1 million in originations, offset by $30.2 million of repayments and amortizations, reflecting a continued strong pace of originations. This past quarter, $43.2 million in originations was offset by repayments and amortizations of $11.0 million. In addition, during the fourth quarter, the fair value of the portfolio was offset by $7.2 million of net unrealized depreciation, driven primarily by (a) the core non-CLO portfolio that had net depreciation of $9.6 million, comprised of (i) an additional $2.5 million unrealized mark-down of our Pepper Palace investment, and (ii) an additional $11.3 million mark-down of our Zollege investment, offset by (iii) $4.2 million of unrealized appreciation across the remaining core BDC portfolio, and (b) our CLO and JV had $2.5 million of unrealized appreciation, reflecting market appreciation this quarter, partially offset by mark-downs due to individual credits in the CLO broadly syndicated portfolio. The net unrealized depreciation represented a 0.6% reduction in value of the overall portfolio.

Saratoga Investment’s portfolio remains strong, with 85.7% of the portfolio in first liens, and a continued high level of investment quality in loan investments, with 98.1% of its loans this quarter at its highest internal rating. Saratoga Investment’s portfolio has an overall fair value that is 3.5% below its cost basis, with the fair value of its core non-CLO portfolio 1.7% below its cost basis. Since Saratoga Investment took over the management of the BDC, $917.0 million of repayments and sales of investments originated by Saratoga Investment have generated a gross unlevered IRR of 15.7%.

For the year ended February 29, 2024, total investment income of $143.7 million increased by $44.6 million, or 45.0%, when compared to $99.1 million for the year ended February 28, 2023. For the three months ended February 29, 2024, total investment income of $37.2 million increased by $4.9 million, or 15.2%, from $32.3 million as compared to the three months ended February 28, 2023. As compared to the quarter ended November 30, 2023, total investment income grew by $0.9 million, or 2.5%, from $36.3 million. This year and quarter’s investment income increases were generated by (i) the impact of higher interest rates, both base rates and spreads, as compared to last year, with the weighted average current coupon on non-CLO BDC investments increasing from 12.1% to 12.5%, (ii) average non-CLO BDC assets increasing by 18.7% year-over-year, and by 2.2% since last quarter, and (iii) other income including a $5.9 million dividend received from the Saratoga Investment JV for the year, and $1.2 million for the quarter.

As compared to the year and quarter ended February 28, 2023, adjusted net investment income for the year increased $17.8 million, or 52.4%, from $34.1 million to $51.9 million, and for the quarter increased $1.2 million, or 10.3%, from $11.6 million to $12.8 million. The increases in investment income were offset by (i) increased interest expense resulting from the various new Notes Payable and SBA debentures issued during the past year and (ii) increased base and incentive management fees from higher AUM and earnings. As compared to the three months ended November 30, 2023, adjusted net investment income for the quarter decreased $0.3 million, or 2.6%, from $13.1 million last quarter, primarily due to excise tax expense of $1.8 million incurred this quarter resulting from undistributed taxable income as of calendar year-end.

Total expenses for fiscal year 2024, excluding interest and debt financing expenses, base management fees and incentive fees, and income and excise taxes, increased from $8.0 million to $8.5 million as compared to fiscal year 2023. This represented 0.7% of average total assets on an annualized basis, down from 0.8% last year. For the quarters ended February 29, 2024, February 28, 2023 and November 30, 2023, these expenses were $1.9 million, $2.3 million and $2.3 million, respectively.

Net investment income on a weighted average per share basis was $4.49 and $0.94 for the year and quarter ended February 29, 2024. Adjusted for the incentive fee accrual related to net capital gains, the net investment income on a weighted average per share basis was $4.10 and $0.94, respectively. This compares to adjusted net investment income per share of $2.85 and $0.98 for the year and quarter ended February 28, 2023, respectively, and $1.01 for the quarter ended November 30, 2023. The weighted average common shares outstanding increased from 12.0 million to 12.7 million for the year-ends, and increased from 11.9 million to 13.1 million to 13.6 million for the quarters ended February 28, 2023, November 30, 2023 and February 29, 2024, respectively.

Net investment income yield as a percentage of average net asset value (“Net Investment Income Yield”) was 16.0% and 14.0% for the year and quarter ended February 29, 2024, respectively. Adjusted for the incentive fee accrual related to net capital gains, the Net Investment Income Yield was 14.6% and 14.0%, respectively. In comparison, adjusted Net Investment Income Yield was 9.9% and 13.6% for the year and quarter ended February 28, 2023, respectively, and 14.6% for the quarter ended November 30, 2023.

Return on equity (“ROE”) for the last twelve months ended February 29, 2024 was 2.5%, down from 7.2% for the comparable period last year. ROE on an annualized basis for the quarter ended February 29, 2024 was 5.8%.

NAV was $370.2 million as of February 29, 2024, an increase of $23.2 million from $347.0 million as of February 28, 2023, and an increase of $10.6 million as of November 30, 2023. During this year and quarter, $49.0 million and $14.4 million of new equity was raised at net asset value, respectively. The manager of the company contributed $4.5m of that equity as part of the issuances.

NAV per share was $27.12 as of February 29, 2024, compared to $29.18 as of February 28, 2023, and $27.42 as of November 30, 2023.

Investment portfolio activity for the year ended February 29, 2024:

●	Cost of investments made during the period: $246.1 million, including investments in eight new portfolio companies and sixty-five follow-ons.

●	Principal repayments during the period: $30.2 million, including six repayments of existing investments, plus amortization.

Investment portfolio activity for the quarter ended February 29, 2024:

●	Cost of investments made during the period: $43.2 million, including zero investments in new portfolio companies and fourteen follow-ons.

●	Principal repayments during the period: $11.0 million, including one partial repayment of an existing investment, plus amortization.

Additional Financial Information

For the fiscal quarter ended February 29, 2024, Saratoga Investment reported NII of $12.8 million, or $0.94 on a weighted average per share basis, and net realized and unrealized losses on investments of $7.5 million, or $0.55 on a weighted average per share basis, resulting in a net increase in net assets from operations of $5.3 million, or $0.39 on a weighted average per share basis. The $7.5 million net realized and unrealized loss on investments was comprised of $7.2 million in net realized gains and unrealized depreciation on investments, and $0.3 million in net change in provision for deferred taxes on unrealized appreciation on investments.

For the fiscal year ended February 29, 2024, Saratoga Investment reported NII of $56.9 million, or $4.49 on a weighted average per share basis, net realized and unrealized losses on investments of $47.8 million, or $3.77 on a weighted average per share basis, and a $0.1 million realized loss on the extinguishment of debt, resulting in a net increase in net assets from operations of $8.9 million, or $0.71 on a weighted average per share basis. The $47.8 million net realized and unrealized loss on investments was comprised of $47.1 million in net realized gains and unrealized depreciation on investments, and $0.9 million in net change in provision for deferred taxes on unrealized appreciation on investments.

Portfolio and Investment Activity

As of February 29, 2024, the fair value of Saratoga Investment’s portfolio was $1.139 billion, excluding $40.5 million in cash and cash equivalents, principally invested in 55 portfolio companies, one collateralized loan obligation fund (the “CLO”) and one joint venture fund (the “JV”). The overall portfolio composition consisted of 85.7% of first lien term loans, 1.6% of second lien term loans, 1.4% of unsecured term loans, 2.7% of subordinated notes in CLOs and 8.6% of common equity.

As of February 29, 2024, the weighted average current yield on Saratoga Investment’s portfolio based on current fair values was 11.4%, which was comprised of a weighted average current yield of 12.6% on first lien term loans, 5.1% on second lien term loans, 11.1% on unsecured term loans, 10.3% on CLO subordinated notes and 0.0% on equity interests.

Portfolio Update:

On April 15, 2024, the Company’s Netreo investment entered into a definitive agreement to be acquired by BMC, a global leader in software solutions for the Autonomous Digital Enterprise. The transaction closed on May 1, 2024, and the Company received full repayment of its first lien term loan, including accrued interest, and partial equity proceeds at closing, with additional potential amounts held in escrow for future distributions subject to certain conditions.

Liquidity and Capital Resources

As of February 29, 2024, Saratoga Investment had $35.0 million in outstanding borrowings under its $65.0 million senior secured revolving credit facility with Encina. At the same time, Saratoga Investment had $175.0 million SBA debentures in its SBIC II license outstanding, $39.0 million SBA debentures in its SBIC III license outstanding, $269.4 million of listed baby bonds issued, $250.0 million of unsecured unlisted institutional bond issuances, five unlisted issuances of $52.0 million in total, and an aggregate of $40.5 million in cash and cash equivalents.

With $30.0 million available under the credit facility and $40.5 million of cash and cash equivalents as of February 29, 2024, Saratoga Investment has a total of $70.5 million of undrawn borrowing capacity and cash and cash equivalents for new investments or to support its existing portfolio companies in the BDC. In addition, Saratoga Investment has $136.0 million in undrawn SBA debentures from its recently approved SBIC III license. Availability under the Encina credit facility can change depending on portfolio company performance and valuation. In addition, certain follow-on investments in SBIC II and the BDC will not qualify for SBIC III funding. Overall outstanding SBIC debentures are limited to $350.0 million across all three SBIC licenses. As of quarter-end, Saratoga Investment had $54.7 million of committed undrawn lending commitments and $77.7 million of discretionary funding commitments.

On July 30, 2021, Saratoga Investment entered into an equity distribution agreement with Ladenburg Thalmann & Co. Inc. and Compass Point Research and Trading, LLC, through which Saratoga Investment may offer for sale, from time to time, up to $150.0 million of common stock through an ATM offering. On July 10, 2023, Saratoga Investment increased the maximum amount of shares of common stock to be sold through the ATM Program to $300.0 million from $150.0 million. As of February 29, 2024, Saratoga Investment sold 6,543,878 shares for gross proceeds of $172.5 million at an average price of $26.37 for aggregate net proceeds of $171.0 million (net of transaction costs). During the three months ended February 29, 2024, Saratoga Investment sold 501,105 shares for gross proceeds of $14.3 million at an average price of $28.44 for aggregate net proceeds of $14.3 million (net of transaction costs). For the year ended February 29, 2024, Saratoga Investment sold 1,703,517 shares for gross proceeds of $49.0 million at an average price of $28.51 for aggregate net proceeds of $49.0 million (net of transaction costs). The Manager agreed to reimburse the Company to the extent the per share price of the shares to the public, less underwriting fees, was less than net asset value per share. For the three months ended February 29, 2024, the Manager reimbursed the Company $1.4 million. For the year ended February 29, 2024, the Manager reimbursed the Company $4.5 million.

On March 27, 2024, the Company and its wholly owned special purpose subsidiary, Saratoga Investment Funding III LLC (“SIF III”), entered into a credit and security agreement (the “Live Oak Credit Agreement”), by and among SIF III, as borrower, the Company, as collateral manager and equity holder, the lenders from time to time parties thereto, Live Oak Banking Company (“Live Oak”), as administrative agent and collateral agent, U.S. Bank National Association, as custodian, and U.S. Bank Trust Company, National Association, as collateral administrator, relating to a special purpose vehicle financing credit facility (the “Live Oak Credit Facility”). The Live Oak Credit Facility provides for borrowings in U.S. dollars in an aggregate amount of up to $50.0 million. During the first two years following the closing date, SIF III may request one or more increases in the commitment amount from $50.0 million to an amount not to exceed $150.0 million, subject to certain terms and conditions and a customary fee. The terms of the Live Oak Credit Agreement require a minimum drawn amount of $12.5 million at all times during the period ending March 27, 2025 and, thereafter, the greater of: (i) $25.0 million and (ii) 50% of the facility amount in effect at such time. The Live Oak Credit Facility matures on March 27, 2027. Advances are available during the term of the Live Oak Credit Facility and must be repaid in full at maturity. SIF III may request an extension of the maturity date by an additional one year, subject to the agreement of the lenders and an extension fee. Advances under the Live Oak Credit Facility are subject to a borrowing base calculation, and the Live Oak Credit Facility has various eligibility criteria for loans to be included in the borrowing base. Advances under the Live Oak Credit Facility bear interest at a floating rate per annum equal to Adjusted Term SOFR plus an applicable margin between 3.50% and 4.25% based on the Live Oak Credit Facility’s utilization. The Live Oak Credit Agreement also provides for an unused fee of 0.50% on the unused commitments.

Dividend

On February 15, 2024, Saratoga Investment announced that its Board of Directors declared a quarterly dividend of $0.73 per share for the fiscal quarter ended February 29, 2024, paid on March 28, 2024, to all stockholders of record at the close of business on March 13, 2024. This is Saratoga Investment’s sixteenth quarterly dividend increase in a row.

The Company previously declared in fiscal 2024 a quarterly dividend of $0.72 per share for the quarter ended November 30, 2023, $0.71 per share for the quarter ended August 31, 2023 and $0.70 per share for the quarter ended May 31, 2023. During fiscal year 2023, the Company declared a quarterly dividend of $0.69 per share for the quarter ended February 28, 2023, $0.68 per share for the quarter ended November 30, 2022, $0.54 per share for the quarter ended August, 31, 2022 and $0.53 per share for the quarter ended May 31, 2022.

Shareholders have the option to receive payment of dividends in cash or receive shares of common stock, pursuant to the Company’s DRIP.

Share Repurchase Plan

In fiscal year 2015, the Company announced the approval of an open market share repurchase plan that allows it to repurchase up to 200,000 shares of its common stock at prices below its NAV as reported in its then most recently published financial statements. Since then, the Share Repurchase Plan has been extended annually, and the Company has periodically increased the amount of shares of common stock that may be purchased under the Share Repurchase Plan, most recently to 1.7 million shares of common stock. On January 8, 2024, our board of directors extended the Share Repurchase Plan for another year to January 15, 2025.

As of February 29, 2024, the Company purchased 1,035,203 shares of common stock, at the average price of $22.05 for approximately $22.8 million pursuant to the Share Repurchase Plan. During the three months ended February 29, 2024, the Company did not purchase any shares of common stock pursuant to the Share Repurchase Plan. During the year ended February 29, 2024, the Company purchased 88,576 shares of common stock, at the average price $24.36 for approximately $2.2 million pursuant to the Share Repurchase Plan.

2024 Fiscal Year and Fourth Quarter Conference Call/Webcast Information

When:	Tuesday, May 7, 2024
1:00 p.m. Eastern Time (ET)

How:	Webcast: Interested parties may access a live webcast of the call and find the Q4 2024 presentation by going to the “Events & Presentations” section of Saratoga Investment Corp.’s investor relations website, Saratoga events and presentations (https://ir.saratogainvestmentcorp.com/events-presentations). A replay of the webcast will also be available for a limited time at Saratoga events and presentations (https://ir.saratogainvestmentcorp.com/events-presentations).

Call:	To access the call by phone, please go to this link (Registration Link: https://register.vevent.com/register/BI1bd72934c4af4139aa7e8e3a12511912), and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time.

About Saratoga Investment Corp.

Saratoga Investment is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses. The Company invests primarily in senior and unitranche leveraged loans and mezzanine debt, and, to a lesser extent, equity to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors. Saratoga Investment’s objective is to create attractive risk-adjusted returns by generating current income and long-term capital appreciation from its debt and equity investments. Saratoga Investment has elected to be regulated as a business development company under the Investment Company Act of 1940 and is externally managed by Saratoga Investment Advisors, LLC, an SEC-registered investment advisor focusing on credit-driven strategies. Saratoga Investment Corp. owns two active SBIC-licensed subsidiaries, having surrendered its first license after repaying all debentures for that fund following the end of its investment period and subsequent wind-down. Furthermore, it manages a $650 million collateralized loan obligation (“CLO”) fund and co-manages a joint venture (“JV”) fund that owns a $400 million collateralized loan obligation (“JV CLO”) fund.  It also owns 52% of the Class F and 100% of the subordinated notes of the CLO, 87.5% of both the unsecured loans and membership interests of the JV and 87.5% of the Class E notes of the JV CLO. The Company’s diverse funding sources, combined with a permanent capital base, enable Saratoga Investment to provide a broad range of financing solutions.

Forward Looking Statements

This press release contains historical information and forward-looking statements with respect to the business and investments of the Company, including, but not limited to, the statements about future events or our future performance or financial condition. Forward-looking statements can be identified by the use of forward looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or negative versions of those words, other comparable words or other statements that do not relate to historical or factual matters. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including, but not limited to: changes in the markets in which we invest; changes in the financial, capital, and lending markets; an economic downturn and its impact on the ability of our portfolio companies to operate and the investment opportunities available to us; the impact of interest rate volatility on our business and our portfolio companies; the impact of supply chain constraints and labor shortages on our portfolio companies; and the elevated levels of inflation and its impact on our portfolio companies and the industries in which we invests, as well as those described from time to time in our filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made. The Company undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call, whether as a result of new information, future developments or otherwise, except as required by law. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s Annual Report on Form 10-Q for the fiscal year ended February 29, 2024 and subsequent filings, including the “Risk Factors” sections therein, with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements.

Financials

Saratoga Investment Corp.

Consolidated Statements of Assets and Liabilities

	February 29, 2024	February 28, 2023

ASSETS
Investments at fair value
Non-control/Non-affiliate investments (amortized cost of $1,035,879,751 and $819,966,208, respectively)	$1,019,774,616	$828,028,800
Affiliate investments (amortized cost of $26,707,415 and $25,722,320, respectively)	27,749,137	28,305,871
Control investments (amortized cost of $117,196,571 and $120,800,829, respectively)	91,270,036	116,255,582
Total investments at fair value (amortized cost of $1,179,783,737 and $966,489,357, respectively)	1,138,793,789	972,590,253
Cash and cash equivalents	8,692,846	65,746,494
Cash and cash equivalents, reserve accounts	31,814,278	30,329,779
Interest receivable (net of reserve of $9,490,340 and $2,217,300, respectively)	10,298,998	8,159,951
Management fee receivable	343,023	363,809
Other assets	1,163,225	531,337
Current tax receivable	99,676	436,551
Total assets	$1,191,205,835	$1,078,158,174

LIABILITIES
Revolving credit facility	$35,000,000	$32,500,000
Deferred debt financing costs, revolving credit facility	(882,122)	(1,344,005)
SBA debentures payable	214,000,000	202,000,000
Deferred debt financing costs, SBA debentures payable	(5,779,892)	(4,923,488)
8.75% Notes Payable 2025	20,000,000	-
Discount on 8.75% notes payable 2025	(112,894)	-
Deferred debt financing costs, 8.75% notes payable 2025	(4,777)	-
7.00% Notes Payable 2025	12,000,000	12,000,000
Discount on 7.00% notes payable 2025	(193,175)	(304,946)
Deferred debt financing costs, 7.00% notes payable 2025	(24,210)	(40,118)
7.75% Notes Payable 2025	5,000,000	5,000,000
Deferred debt financing costs, 7.75% notes payable 2025	(74,531)	(129,528)
4.375% Notes Payable 2026	175,000,000	175,000,000
Premium on 4.375% notes payable 2026	564,260	830,824
Deferred debt financing costs, 4.375% notes payable 2026	(1,708,104)	(2,552,924)
4.35% Notes Payable 2027	75,000,000	75,000,000
Discount on 4.35% notes payable 2027	(313,010)	(408,932)
Deferred debt financing costs, 4.35% notes payable 2027	(1,033,178)	(1,378,515)
6.25% Notes Payable 2027	15,000,000	15,000,000
Deferred debt financing costs, 6.25% notes payable 2027	(273,449)	(344,949)
6.00% Notes Payable 2027	105,500,000	105,500,000
Discount on 6.00% notes payable 2027	(123,782)	(159,334)
Deferred debt financing costs, 6.00% notes payable 2027	(2,224,403)	(2,926,637)
8.00% Notes Payable 2027	46,000,000	46,000,000
Deferred debt financing costs, 8.00% notes payable 2027	(1,274,455)	(1,622,376)
8.125% Notes Payable 2027	60,375,000	60,375,000
Deferred debt financing costs, 8.125% notes payable 2027	(1,563,594)	(1,944,536)
8.50% Notes Payable 2028	57,500,000	-
Deferred debt financing costs, 8.50% notes payable 2028	(1,680,039)	-
Base management and incentive fees payable	8,147,217	12,114,878
Deferred tax liability	3,791,150	2,816,572
Accounts payable and accrued expenses	1,337,542	1,464,343
Interest and debt fees payable	3,582,173	3,652,936
Directors fees payable	-	14,932
Due to Manager	450,000	10,935
Total liabilities	820,981,727	731,200,132

Commitments and contingencies

NET ASSETS
Common stock, par value $0.001, 100,000,000 common shares authorized, 13,653,476 and 11,890,500 common shares issued and outstanding, respectively	13,654	11,891
Capital in excess of par value	371,081,199	321,893,806
Total distributable earnings (deficit)	(870,745)	25,052,345
Total net assets	370,224,108	346,958,042
Total liabilities and net assets	$1,191,205,835	$1,078,158,174
NET ASSET VALUE PER SHARE	$27.12	$29.18

Asset Coverage Ratio	161.1%	165.9%

Saratoga Investment Corp.

Consolidated Statements of Operations

	For the three months ended
	February 29, 2024	February 28, 2023
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$29,979,395	$23,079,577
Affiliate investments	500,081	486,078
Control investments	2,193,359	1,871,444
Payment-in-kind interest income:
Non-control/Non-affiliate investments	60,358	101,353
Affiliate investments	229,742	195,684
Control investments	272,344	126,728
Total interest from investments	33,235,279	25,860,864
Interest from cash and cash equivalents	647,460	1,133,079
Management fee income	816,265	818,578
Dividend income(*):
Non-control/Non-affiliate investments	-	1,770,514
Affiliate investments	-	-
Control investments	1,231,865	-
Total dividend from investments	1,231,865	1,770,514
Structuring and advisory fee income	363,394	771,750
Other income	939,110	1,960,333
Total investment income	37,233,373	32,315,118

OPERATING EXPENSES
Interest and debt financing expenses	12,551,258	10,255,051
Base management fees	4,950,190	4,258,971
Incentive management fees expense (benefit)	3,197,026	4,840,202
Professional fees	359,740	468,238
Administrator expenses	1,075,000	818,750
Insurance	77,519	80,760
Directors fees and expenses	70,500	60,000
General and administrative	283,673	836,609
Income tax expense (benefit)	54,119	(20,469)
Excise tax expense (benefit)	1,829,837	1,067,532
Total operating expenses	24,448,862	22,665,644
NET INVESTMENT INCOME	12,784,511	9,649,474

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	2,327	80,683
Net realized gain (loss) from investments	2,327	80,683
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	(8,833,640)	7,099,245
Affiliate investments	(251,934)	(3,287,169)
Control investments	1,920,961	6,737,905
Net change in unrealized appreciation (depreciation) on investments	(7,164,613)	10,549,981
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	(315,473)	(697,380)
Net realized and unrealized gain (loss) on investments	(7,477,759)	9,933,284
Realized losses on extinguishment of debt	-	(382,274)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$5,306,752	$19,200,484

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.39	$1.62
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	13,621,138	11,882,686

* Certain prior period amounts have been reclassified to conform to current year presentation.

Saratoga Investment Corp.

Consolidated Statements of Operations

	For the year ended
	February 29, 2024	February 28, 2023	February 28, 2022
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$113,521,652	$72,677,237	$46,369,544
Affiliate investments	3,299,816	4,773,527	3,308,471
Control investments	8,507,909	6,602,594	7,345,691
Payment-in-kind interest income:
Non-control/Non-affiliate investments	766,697	359,910	1,150,695
Affiliate investments	874,226	416,711	-
Control investments	814,925	386,889	327,171
Total interest from investments	127,785,225	85,216,868	58,501,572
Interest from cash and cash equivalents	2,512,416	1,368,489	3,584
Management fee income	3,270,232	3,269,820	3,262,591
Dividend income(*):
Non-control/Non-affiliate investments	621,398	2,104,355	1,379,182
Affiliate investments	-	615,917	546,609
Control investments	5,911,564	-	-
Total dividend from investments	6,532,962	2,720,272	1,925,791
Structuring and advisory fee income	2,149,751	3,585,061	4,307,647
Other income	1,469,320	2,943,610	2,739,372
Total investment income	143,719,906	99,104,120	70,740,557

OPERATING EXPENSES
Interest and debt financing expenses	49,179,899	33,498,489	19,880,693
Base management fees	19,212,337	16,423,960	11,901,729
Incentive management fees expense (benefit)	8,025,468	5,057,117	11,794,208
Professional fees	1,767,015	1,812,259	1,378,134
Administrator expenses	3,872,917	3,160,417	2,906,250
Insurance	322,323	347,483	348,671
Directors fees and expenses	351,297	360,000	335,596
General and administrative	2,241,579	2,328,672	1,661,932
Income tax expense (benefit)	42,926	(152,956)	(39,649)
Excise tax expense (benefit)	1,829,837	1,067,532	630,183
Total operating expenses	86,845,598	63,902,973	50,797,747
NET INVESTMENT INCOME	56,874,308	35,201,147	19,942,810

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	153,583	7,446,596	6,209,737
Affiliate investments	-	-	7,328,457
Control investments	-	-	(139,867)
Net realized gain (loss) from investments	153,583	7,446,596	13,398,327
Income tax (provision) benefit from realized gain on investments	-	548,568	(2,886,444)
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	(24,167,727)	(5,330,880)	14,775,190
Affiliate investments	(1,541,829)	574,354	(26,836)
Control investments	(21,381,288)	(10,461,606)	2,271,639
Net change in unrealized appreciation (depreciation) on investments	(47,090,844)	(15,218,132)	17,019,993
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	(893,166)	(1,715,333)	694,908
Net realized and unrealized gain (loss) on investments	(47,830,427)	(8,938,301)	28,226,784
Realized losses on extinguishment of debt	(110,056)	(1,587,083)	(2,434,410)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$8,933,825	$24,675,763	$45,735,184

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.71	$2.06	$3.99
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	12,670,939	11,963,533	11,456,631

* Certain prior period amounts have been reclassified to conform to current year presentation.

Supplemental Information Regarding Adjusted Net Investment Income, Adjusted Net Investment Income Yield and Adjusted Net Investment Income per Share

On a supplemental basis, Saratoga Investment provides information relating to adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share, which are non-GAAP measures. These measures are provided in addition to, but not as a substitute for, net investment income, net investment income yield and net investment income per share. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or reversal attributable to realized and unrealized gains. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, Saratoga Investment accrues, but does not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. All capital gains incentive fees are presented within net investment income within the Consolidated Statements of Operations, but the associated realized and unrealized gains and losses that these incentive fees relate to, are excluded. As such, Saratoga Investment believes that adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share is a useful indicator of operations exclusive of any capital gains incentive fee expense or reversal attributable to gains. In addition, (i) adjusted net investment income in fiscal 2023 also excludes the interest expense and amortization of deferred financing costs related to the 2025 SAK Notes during the period while the 2027 SAT Notes were already issued and outstanding, and (ii) adjusted net investment income in fiscal 2022 also excludes the interest expense and amortization of deferred financing costs related to the 2025 SAF Notes during the call notice period while the 2026 Notes were already issued and outstanding. Both these expenses are directly attributable to the issuance of the 2027 SAT Notes and the subsequent repayment of the 2025 SAK Notes, and the issuance of the 2026 Notes and the subsequent repayment of the 2025 SAF Notes, and are deemed to be non-recurring in nature and not representative of the operations of Saratoga Investment. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income, net investment income yield to adjusted net investment income yield and net investment income per share to adjusted net investment income per share for the years ended February 29, 2024, February 28, 2023 and February 28, 2022, and the quarters ended February 29, 2024 and February 28, 2023.

	For the Years Ended
	February 29, 2024	February 28, 2023	February 28, 2022

Net Investment Income	$56,874,308	$35,201,147	$19,942,810
Changes in accrued capital gains incentive fee expense/ (reversal)	(4,957,306)	(1,782,095)	5,485,024
Interest expense on 2025 SAF Notes during call period	-	-	274,439
Interest expense on 2025 SAK Notes during the period	-	655,305	-
Adjusted net investment income	$51,917,002	$34,074,357	$25,702,273

Net investment income yield	16.0%	10.2%	6.1%
Changes in accrued capital gains incentive fee expense/ (reversal)	(1.4)%	(0.5)%	1.6%
Interest expense on 2025 SAF Notes during call period	-	-	0.1%
Interest expense on 2025 SAK Notes during the period	-	0.2%	-
Adjusted net investment income yield (1)	14.6%	9.9%	7.8%

Net investment income per share	$4.49	$2.94	$1.74
Changes in accrued capital gains incentive fee expense/ (reversal)	(0.39)	(0.15)	0.48
Interest expense on 2025 SAF Notes during call period	-	-	0.02
Interest expense on 2025 SAK Notes during the period	-	0.06	-
Adjusted net investment income per share (2)	$4.10	$2.85	$2.24

(1)	Adjusted net investment income is calculated as adjusted net investment income divided by average net asset value.

(2)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.

	For the Quarters Ended
	February 29, 2024	February 28, 2023
Net Investment Income	$12,784,511	$9,649,474
Changes in accrued capital gains incentive fee expense/ (reversal)	-	1,941,604
Adjusted net investment income	$12,784,511	$11,591,078

Net investment income yield	14.0%	11.5%
Changes in accrued capital gains incentive fee expense/ (reversal)	-	2.1%
Adjusted net investment income yield (1)	14.0%	13.6%

Net investment income per share	$0.94	$0.81
Changes in accrued capital gains incentive fee expense/ (reversal)	-	0.17
Adjusted net investment income per share (2)	$0.94	$0.98

(1)	Adjusted net investment income yield is calculated as adjusted net investment income divided by average net asset value.

(2)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.